Exhibit 23.3
Dewey & LeBoeuf LLP 125 West 55th Street New York, NY 10019-5389 tel (212) 424-8000 fax (212) 424-8500

CONSENT OF COUNSEL

Dewey & LeBoeuf LLP (the “Firm”) hereby consents to the use of our name under the heading “Material Tax Considerations,” with respect to United States federal tax matters and United Kingdom corporation tax matters, in the prospectus forming a part of the Registration Statement on Form S-1 (Registration No. 333-146137) filed by Maiden Holdings, Ltd. and any amendments or supplements thereto (the “Registration Statement”), and to the references to the Firm in the Registration Statement. In giving this consent, the Firm does not admit that it is included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

DEWEY & LEBOEUF LLP

 /s/ Dewey & LeBoeuf LLP

New York, New York
November 7, 2007